As filed with the Securities and Exchange Commission on December [•], 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

___________________________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________________________________

SAND TECHNOLOGY INC
(Exact name of registrant as specified in its charter)

Canada	NA
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

     215 Redfern Avenue, Suite 410
Westmount, Quebec, Canada H3Z 3L5
(Address of principal executive offices, including Zip code)
___________________________________________

     SAND TECHNOLOGY INC.
2010 STOCK INCENTIVE PLAN
(Full title of the plan)
___________________________________________

Mr. Tony J. Giuliano	Copies of communications to:
215 Redfern Avenue, Suite 410	Brian S. North, Esquire
Westmount, Quebec, Canada H3Z 3L5	Buchanan Ingersoll & Rooney PC
(Name and address of agent for service)	Two Liberty Place, Suite 3200
(514) 939-3477865	50 South 16th Street
(Telephone number, including area code, of agent for service)	Philadelphia, PA 19102-2555
(215) 665-8700
Fax: (215) 665-8760

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer [ ]   Accelerated filer [ ]   Non-accelerated filer [ ]   Smaller reporting company [x]

CALCULATION OF REGISTRATION FEE

Title of Securities to be	Amount to be	Proposed	Proposed Maximum	Amount of
Registered	Registered(1)	Maximum	Aggregate Offering	Registration
		Offering Price Per Share (2)	Price(2)	Fee(3)
Class A Common Shares, no par value	4,000,000 shares	$0.42	$1,680,000	$120.00

(1)

If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this Registration Statement changes, the provisions of Rule 416 under the Securities Act of 1933, as amended, shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this Registration Statement.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) and based on the last reported sale price on the OTC Bulletin Board on December 22, 2010.

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

     This Registration Statement on Form S-8 includes a reoffer prospectus prepared in accordance with Instruction C of Form S-8 and Part I of Form F-3. The reoffer prospectus relates solely to resales on a continuous or delayed basis in the future of up to an aggregate of 4,000,000 Class A Common Shares which may be issuable pursuant to awards granted under our 2010 Stock Incentive Plan. The reoffer prospectus does not contain all of the information included in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement, as permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC” or the “Commission”). Statements contained in this reoffer prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

______________________________________________________________________________

REOFFER PROSPECTUS

SAND TECHNOLOGY INC.

4,000,000 Class A Common Shares

     This reoffer prospectus relates to the 4,000,000 Class A Common Shares, no par value, of Sand Technology Inc. ("Sand" or the "Company") which are issuable pursuant to awards granted under our 2010 Stock Incentive Plan (the "Plan") to eligible participants who are affiliates of Sand. The selling stockholders are our directors and certain of our executive officers. We will not receive any of the proceeds from any future sale by the selling stockholders of the shares covered by this reoffer prospectus.

     The selling stockholders may sell their shares, from time to time in the future, directly or indirectly in one or more transactions on the OTC Bulletin Board, in privately negotiated transactions or through a combination of such methods. These sales may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the selling stockholders will be borne by that selling stockholder.

     Our Class A Common Shares are traded on the OTC Bulletin Board under the symbol "SNDTF.OB." On December 22, 2010, the last reported sale of our common stock on the OTC Bulletin Board was $0.42 per share.

     Investing in our common stock involves a high degree of risk. See "risk factors" beginning on page 2of this reoffer prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS REOFFER PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Reoffer Prospectus is December 23, 2010.

ABOUT THIS PROSPECTUS

     This reoffer prospectus is part of a registration statement on Form S-8 that we filed with the Securities and Exchange Commission. You should rely only on the information provided in this reoffer prospectus or incorporated by reference into this reoffer prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this reoffer prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this reoffer prospectus is accurate only as of the date of this reoffer prospectus, regardless of the time of delivery of this reoffer prospectus or of any sale of common stock. The rules of the Securities and Exchange Commission may require us to update this reoffer prospectus in the future.

SUMMARY

We design, develop, market and support software products and services that reduce large amounts of data into a tiny footprint and enable users to retrieve usable business information from large amounts of data. Our software products, collectively known as the SAND Product Suite, are designed to provide an efficient and cost effective way for business users to make fast and easy inquiries of large databases without the intervention of specialist information technology professionals.

Our revenues consist of license fees for software products and fees for a range of associated services, including software maintenance and support, training and system implementation consulting. Our plans to achieve profitability in the future will continue to require us to devote substantial financial resources to grow our work force, improve our infrastructure, continue the development, marketing and the distribution of our products, and generally support our expanding operations.

We were incorporated on December 10, 1982 under the Canada Business Corporations Act ("CBCA") and carried on business under the name Sand Technology Systems (Canada) Inc. until 1988. From 1988 until 1999, we used the name Sand Technology Systems International Inc. On January 1, 2000, we changed our name to SAND Technology Inc. Our principal place of business is located at 215 Redfern Avenue, Suite 410, Westmount, Quebec, Canada H3Z 3L5 and our phone number is (514) 939-3477.

FORWARD-LOOKING STATEMENTS

     We are including the following cautionary statement in this reoffer prospectus to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us. With the exception of historical matters, the matters discussed in this reoffer prospectus are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this reoffer prospectus speak only as of the date of this reoffer prospectus; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

RISK FACTORS

Our business and an investment in our securities are subject to a variety of risks. The following risk factors describe the most significant events, facts or circumstances that could have a material adverse effect upon our business, financial condition, results of operations, ability to implement our business plan and the market price for our securities. Many of these events are outside of our control. These risks and uncertainties are not the only ones we face. Additional risks not presently known or currently considered insignificant may also have a material adverse effect upon our business, financial condition, results of operations, ability to implement our business plan and the market price for our securities.

RISKS ASSOCIATED WITH OUR BUSINESS:

There exists doubt about our ability to continue as a going concern.

Our consolidated financial statements for the year ended July 31, 2010 disclose that there is substantial doubt that we will be able to continue as a going concern. The inclusion of this note in our financial statements and the accompanying report of our auditor underscores our need to raise additional financing or become profitable in the short-term to continue operations. As further discussed below, if we are unable to achieve our objectives or raise additional capital in the short term, we may be forced to suspend or cease operations.

We have a history of losses.

We have not experienced a profitable year since fiscal year 2003, when we had a gain from the sale of a subsidiary. On July 31, 2010 we had a working capital deficiency of $982,935 and an accumulated deficit of $42,926,696. Our funds on hand, are not sufficient to sustain operations for the next year. As a result, we need to raise additional capital to sustain our operations. In order to become profitable, we will need to generate significant additional revenues to offset our cost of revenues, sales and marketing, research and development and selling, general and administrative expenses. We may not achieve or sustain our revenue or profit objectives and our losses may continue or increase in the future in which case you might lose your entire investment. If we are not able to fund our operations through product sales and investments by third parties, we will have to cease operations.

We may not be able to obtain additional financing when needed or on acceptable terms.

There is no assurance that the additional financing we need will be available or, if it is, whether it will be available on acceptable terms. Our inability to obtain additional financing, or the terms on which it may be available, could have a material adverse effect on our business and require us to suspend or cease our operations. If we are required to cease our operations, you could lose your entire investment.

We have incurred substantial debt which could affect our ability to obtain additional financing and may increase our vulnerability to economic and/or business downturns.

On April 18, 2008, the Company issued secured convertible debentures ("Convertible Debentures") on a private placement and received gross proceeds of $1,009,819 (U.S.$1,002,600) representing a total of 1,114 units. Each unit consists of one 8% Convertible Debenture due December 31, 2017, having a nominal value of U.S.$900, redeemable at the option of the Company if the bid price of the common share has been above U.S.$1.50 for 60 consecutive trading days, and convertible at the option of the holder into Class A Common Shares at U.S.$0.45 per share, and 1,000 share purchase warrants of the Company. Each warrant entitles the holder to purchase one additional common share (warrant share) of the Company at a price of U.S.$0.70 per warrant share at any time until the earlier of the close of business day which is either thirty six (36) months from April 18, 2008 or the bid price of the stock has been above U.S.$1.50 for sixty (60) consecutive trading days. Interest is calculated at the rate of 8% per annum, payable in common shares at a rate of U.S.$0.45 per share. The interest is due on each conversion date (date when the principal amount is being converted) subsequent to January 1, 2009 or on the maturity date. The financing is secured by a first rank hypothec on all of the Company’s property and assets, movable and immovable, corporeal and incorporeal, present and future, for the principal accrued interest amounts. The proceeds from the private placement were used for marketing and advertising and for expansion of the business.

During fiscal year 2007, the Company formalized the conditions pertaining to a loan obtained from a significant shareholder, who at the time was also the President and Chief Executive Officer of the Company. The loan originated from amounts owed by the Company to the shareholder by virtue of his previous employment contracts as President and Chief Executive Officer. The loan was bearing interest at 15% and was repayable on demand. As at July 31, 2009, an amount of $1,605,616 was owing to the President and Chief Executive Officer and significant shareholder. The significant shareholder ceased to be President and Chief Executive Officer on October 31, 2009. The amount owed the former President and Chief Executive Officer was again formalized in a loan agreement on October 31, 2009. The total amount owing under the loan agreement at October 31, 2009 was $1,466,677. Under the terms of the loan agreement, the loan is repayable in three (3) principal annual installments of $488,892 over the next 3 years on January 1, 2011, 2012 and 2013. The loan bears interest at 15% and is payable semi-annually on January 1 and June 30 of each year. The amount may be prepaid at any time by the Company without penalty. In the event of default to pay an amount when due, the significant shareholder has the right to convert all outstanding amounts owed to him hereunder into common shares of the Company based on the average closing price of the shares on the OTC Bulletin Board for the month immediately preceding the month in which such right is exercised. In addition and also upon default, the significant shareholder has the right to require the Company to purchase all common shares in the capital stock of the Company owned directly or indirectly by the significant shareholder at a purchase price per share equal to the greater of:

i)	the average closing price of the shares on the OTC Bulletin Board over the previous 30-day period plus 15%, or

ii)	the book value of the shares as determined by the auditors of the Company.

As at July 31, 2010, an amount of $1,407,874, including accrued interest of $204,214, was outstanding under the loan agreement.

As a result, we are subject to the risks associated with substantial indebtedness, including:

- we are required to use a portion of our cash flow to pay debt service costs;

- it may be more difficult and expensive for us to obtain additional funds through financing, if available at all;

- we are more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and

- if we default under any of our existing indebtedness or if our creditors demand payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments.

If we default under our Convertible Debentures, we may have to forfeit our rights to our assets.

We have pledged all of our assets, including the assets of our subsidiaries, as security to holders of our Convertible Debentures. A default under our Convertible Debentures, if not waived or cured, would permit the holders of our Convertible Debentures to foreclose on the collateral and we could lose all our rights in the collateral, which would have a materially adverse effect on our business. As a result, we could have to suspend or cease our operations and you could lose your entire investment.

We may not be able to develop or manage our internal growth.

If we are successful in growing our existing businesses, such growth may strain our management, human resources and information systems. To manage our growth successfully, we will have to add managers and employees and update our operating, financial and other systems, procedures and controls.

We are highly dependent on our executive management and other key employees.

We rely heavily on our executive management and key employees for providing services and for continued business development. We have employment agreements which contain non-competition and non-solicitation provisions with certain key executive managers and other key employees. Our business could be materially adversely affected if a number of our executive managers and other key employees were to leave us and if we were unable to enforce the non-competition and non-solicitation agreements or to attract and retain qualified replacements.

If we cannot deliver the features and functionality our customers demand, we will be unable to attract customers, and that will result in a loss of income and eventually a termination of our operations.

As a provider of business intelligence management information technology, our future success depends largely upon our ability to determine the features and functionality our customers demand and to design and implement products that meet their needs in a cost efficient manner. Although we have often been a leader in introducing new products and technologies, maintaining that leadership while responding to downward pressures on price is an ongoing challenge. There is no assurance that we will be able to successfully determine customer requirements or that our current or future products and services will adequately satisfy customer demands. If we cannot meet our customers' demands, we will not generate revenues from this business and we may have to cease or suspend key operations.

Our business depends on the protection of our intellectual property and proprietary information.

We rely on a combination of trade secrets, confidentiality procedures, contractual provisions and patent laws to protect our proprietary rights in our products and technology. These measures may not be adequate to protect our trade secrets and proprietary technology. As a result, unauthorized third parties may copy or otherwise obtain and use our products or technology. To enforce and defend our intellectual property rights and our proprietary rights, we may have to engage in litigation, either domestically or in other countries, and we could face substantial costs and diversion of resources, including management’s attention, regardless of the outcome of that litigation. Our attempts to enforce our intellectual property rights may not be successful, may result in royalties that are less than the cost of such enforcement efforts or may result in the loss of the intellectual property altogether. Furthermore, we may not have adequate funds available to prosecute actions to protect or defend our proprietary rights, in which case those using our proprietary rights may continue to do so in the future. Even if we succeeded in protecting our intellectual property, others may independently develop similar technologies or products that do not infringe on our intellectual property.

Third parties may claim that our current or future products or services infringe their proprietary rights or assert other claims against us.

Any claims filed against us alleging that we infringe third-party proprietary rights could result in significant expenses or restrictions on our ability to provide our products and services. As the number of entrants into our market increases, the possibility of an intellectual property or other claim against us grows. Any intellectual property or other claim, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management’s attention from focusing on our core business. As a result of such a dispute, we may have to pay damages, incur substantial legal fees, develop costly non-infringing technology, if possible, or enter into license agreements, which may not be available on terms acceptable to us, if at all. As a result, our business and operating results could be materially adversely affected. No such claims have been filed against us at this time.

Competitive conditions could materially adversely affect our businesses.

The markets in which we do, and intend to do business are highly competitive. Our ability to execute our business strategy depends, in part, upon our ability to develop and commercialize efficient and effective products based on our technologies. We compete against established companies as well as numerous independently owned small businesses. Many of our competitors are capable of developing products based on similar technology, have developed and are capable of continuing to develop products based on other technologies, which are or may be competitive with our products and technologies. There are many competitors in all market segments in which we operate, some of which have significantly greater resources or capital than us, or have better reputations among potential customers in the delivery of particular services or products. Our competitors may succeed in developing competing products and technologies that are more effective than our products and technologies, which may render our existing and new products or technology uncompetitive, uneconomical or obsolete.

We may be exposed to liability claims.

We have general liability insurance coverage for CDN$5,000,000. However, if a judgment is rendered against us in excess of the amount of our coverage, we may have to cease operations. If we are sued for any reason, we will have to rely on our liability insurance to pay any judgment rendered against us. Although we maintain a general liability insurance of CDN$5,000,000, there is no assurance that:

- our insurance will provide adequate coverage against potential liabilities if a product or a service we provide causes harm or fails to perform as promised;

- adequate liability insurance will continue to be available in the future; or

- our insurance can be maintained on acceptable terms.

The obligation to pay any liability claim in excess of whatever insurance we are able to obtain would increase our expenses and could greatly reduce our assets or cause us to cease operations. If a judgment is rendered against us for any amount over our coverage of CDN$5,000,000, we may have to cease operations.

Fluctuations in the value of foreign currencies could result in decreased revenues and increased operating expenses.

While our functional currency is the Canadian dollar and we report our results in Canadian dollars, we have revenues and operating expenses outside of Canada. Fluctuations in the value of the Canadian dollar are difficult to predict and can cause us to incur currency exchange costs. Although, we cannot predict the effect of exchange rate fluctuations on our future operating results, any material changes could cause our operating results to be materially adversely affected.

The sales cycle for our products is lengthy.

The purchase of our products often requires significant, executive-level investment and system design decisions by our customers. Sales may take a long time to conclude because we must provide a significant level of education about the use and benefits of our products. Accordingly, the sales cycle associated with the purchase of our products is typically between six to twelve months in length. During this period, a potential sale may be subject to a number of significant risks over which we have little or no control, including customers' budgeting constraints and internal acceptance review procedures including, in some instances, approval by the board of directors of the customer.

Our existing shareholders can exercise effective control over us.

Our major shareholders beneficially own approximately 34.55% of our Class A Common Shares. Arthur G. Ritchie, Chairman of the Board and a director of SAND, beneficially owns approximately 22.65% of SAND’s Class A Common Shares. Thomas O’Donnell, President and Chief Executive Officer of SAND and a director of SAND, beneficially owns approximately 5.24% of SAND’s Class A Common Shares. Carol Shattner, the wife of the late Jerome Shattner (Jerome Shattner was the late Executive Vice President of the Company), beneficially owns 6.66% of our Class A Common Shares. These shareholders may, as a practical matter, continue to be able to control the election of a majority of the directors of SAND and the determination of many corporate actions. This concentration of ownership could also have the effect of delaying or preventing a change in control of SAND.

Our ability to issue Class B Shares could make it more difficult for a third party to acquire us to the detriment of holders of Class A Common Shares.

Our articles of incorporation provide for an unlimited number of Class B Shares which, if ever they are issued, may make it difficult for a third party to acquire control of us, even if a change in control would be beneficial to our shareholders. Our board has the authority to attach special rights, including voting or dividend rights, to the Class B Shares. However, the voting rights of a Class B Share cannot exceed those of a Class A Common Share. Class B shareholders who possess these rights could make it more difficult for a third party to acquire our Company.

RISKS ASSOCIATED WITH OUR COMMON SHARES:

The market for our common shares is limited.

The market for our common shares is limited and you may not be able to resell your Class A Common Shares. There is currently only a limited trading market for our Class A Common Shares. Our Class A Common Shares trade on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "SNDTF". Trading volume of OTC Bulletin Board stocks has been historically lower and more volatile than stocks traded on an exchange. As a result, you may not be able to resell your securities in open market transactions.

The entry of substantial additional common shares into the market could cause our share price to fall.

As of November 16, 2010, 15,889,620 shares of our common stock were outstanding and 4,787,215 shares are issuable upon conversion or exercise of our outstanding Convertible Debentures, warrants, stock options and share awards. The entry of this substantial number of shares into the public market, or the mere expectation of the entry of those shares into the market could adversely affect the market price of our common shares and could impair our ability to obtain capital through securities offerings.

Our common shares are subject to penny stock rules which restricts the liquidity of your investment.

Our common shares are now and may continue to be in the future subject to the penny stock rules under the Exchange Act. These rules regulate broker/dealer practices for transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00, subject to certain exceptions. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These additional penny stock disclosure requirements are burdensome, discourage investor interest, and may reduce the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, holders of our common stock may find it more difficult to sell their securities.

Our operating results have and may continue to vary from quarter to quarter, and as a result, we may fail to meet the expectations of our investors and analysts, which may cause our stock price to fluctuate or decline.

As a software vendor, our contract flow is sometimes unpredictable, and to the extent that we do not generate new business upon completion of existing contracts, our revenue will decline. Due to these factors, our revenue and operating results have fluctuated and may continue to fluctuate from quarter to quarter. Due to these risks, you should not rely on period-to-period comparisons of our results of operations as an indication of future performance.

Ineffective internal controls could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

Our internal controls over financial reporting may not prevent or detect mistatements because of their inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Even effective internal controls can only provide reasonable assurance with respect to the preparation and fair presentation of financial statements. If we fail to maintain the adequacy of our internal controls, including the failure to implement required new or improved controls, or if we experience difficulties in their implementation, our business and operating results could be harmed and we could fail to meet our financial reporting obligations, which could cause investors to lose confidence in our reported financial information and have a material adverse effect on our stock price.

SELLING STOCKHOLDERS

     This reoffer prospectus relates to the public resale of 4,000,000 Class A Common Shares which are issuable under awards granted to the selling stockholders under the 2010 Stock Incentive Plan. The following table sets forth the name of the selling stockholders, any material relationship between us and each selling stockholder based upon information currently available to us, the number of Class A Common Shares owned by each selling stockholder prior to the offering, the number of shares that may be offered by each selling stockholder for sale hereunder and the amount and percentage (if one percent or more) of issued and outstanding Class A Common Shares that we expect to be owned by each selling stockholder after completion of the offering. The selling stockholders may resell all, a portion, or none of the Class A Common Shares from time to time.

     The information in this table assumes that all of the shares held by each selling stockholder and being offered under this reoffer prospectus are sold to persons who are not affiliates of such selling stockholder, and that each selling stockholder acquires no additional shares of common stock before the completion of this offering.

		Beneficial Ownership of Selling Stockholders Prior to Offering(1)	Beneficial Ownership of Selling Stockholders After Offering (1)
Name	Relationship	Number of Shares of Common Stock Prior to Offering	Number of Shares Offered Herein(2)	Number of Shares of Common Stock After Offering	Percenta ge After Offering
Daniel Benn	Director	Nil	100,000	100,000.006%
P. Wayne Musselman	Director	Nil	130,000	130,000.008%
Thomas M. O'Donnell	President, Chief Executive Officer and Director	833,271	Nil	833,271	5.24%
Duncan Painter	Director	Nil	Nil	Nil	Nil
Michael Pesner	Director	Nil	100,000	100,000.006%
Arthur G. Ritchie	Chairman of the Board and Director	3,598,388	Nil	3,598,388	22.65%
George Wicker	Director	274,950	Nil	274,950	1.73%

* Denotes holdings of less than 1%

(1) Except as noted in footnote (2) below, the securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934. They may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual, as well as, other securities as to which the individual has or shares voting or investment power or which each person has the right to acquire within 60 days through the exercise of options or otherwise. Beneficial ownership may be disclaimed as to certain of the securities. This table has been prepared based on the assumption that [•] Class A Common Shares will be outstanding as of the date of this reoffer prospectus.

(2) Each of the securities listed below are issuable upon the exercise of stock options issued under the Plan

USE OF PROCEEDS

     The Company will not receive the proceeds from any future sale of the shares that may be sold pursuant to this reoffer prospectus for the respective accounts of the selling stockholders. The selling stockholders will receive all such proceeds, net of brokerage commissions, if any. See "Selling Stockholders" and "Plan of Distribution."

PLAN OF DISTRIBUTION

     The selling stockholders, or their respective pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this reoffer prospectus (all of whom may be selling stockholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed or quoted, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

     The amount of securities that may be sold by any selling stockholder pursuant to this reoffer prospectus shall not, during any three month period, exceed one percent (1%) of the outstanding Class A Common Shares.

     The selling stockholders may sell the securities by one or more of the following methods, without limitation:

  block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this reoffer prospectus, including resale to another broker or dealer;

  an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

  ordinary brokerage transactions and transactions in which the broker solicits purchases;

  privately negotiated transactions;

  short sales;

  through the writing of options on the securities, whether or not the options are listed on an options exchange;

  through the distribution of the securities by any selling stockholders to its partners, members or stockholders;

  one or more underwritten offerings on a firm commitment or best efforts basis; and

  any combination of any of these methods of sale.

     The distribution of the shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

     The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed or quoted, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. Assuming that required holding periods and other criteria are satisfied, the selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act rather than pursuant to this reoffer prospectus, regardless of whether the securities are covered by this reoffer prospectus.

     To the extent required under the Securities Act, the aggregate amount of any selling stockholder securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying reoffer prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

     The selling stockholders may enter into hedging transactions with third parties, which may in turn engage in short sales of the securities in the course of hedging the position they assume. The selling stockholders may also enter into short positions or other derivative transactions relating to the securities, or interests in the securities, and deliver the securities, or interests in the securities, to close out their short or other positions or otherwise settle short sales or other transactions, or loan or pledge the securities, or interests in the securities, to third parties that in turn may dispose of these securities.

     The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M. Under those rules and regulations, they may not engage in any stabilization activity in connection with our securities;

  must furnish each broker which offers common stock covered by this reoffer prospectus with the number of copies of this reoffer prospectus which are required by each broker; and

  may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

     We can not assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

LEGAL MATTERS

     The validity of the shares offered hereby has been passed upon for us by Fasken Martineau DuMoulin LLP of Montreal, Quebec.

EXPERTS

     The financial statements as of July 31, 2010 and 2009 and for each of the three years in the period ended July 31, 2010 incorporated by reference into this reoffer prospectus have been so incorporated by reference in reliance on the report of Raymond Chabot Grant Thornton LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

     We file annual reports and other information with the SEC as required by the Securities Exchange Act of 1934, as amended. We also have filed a registration statement on Form S-8 under the Securities Act, of which this reoffer prospectus is a part, to register the Class A Common Shares offered by this reoffer prospectus. This reoffer prospectus does not contain all of the information contained in the registration statement. For further information about us and the common stock offered by this reoffer prospectus, you should refer to the registration statement and its exhibits. Statements contained in this reoffer prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

     The registration statement, including the exhibits and schedules filed therewith, may be inspected free of charge at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates and from the SEC’s Internet site at http://www.sec.gov. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our Class A Common Shares are traded on the OTC Bulletin Board under the symbol “SNDTF.OB” Reports and other information concerning Sand can be inspected at the public reference facilities and internet site of the SEC referred to above.

     You should rely only on the information contained or incorporated by reference in this reoffer prospectus or any supplement. We have not authorized anyone to provide you with information different from that which is contained in or incorporated by reference into this reoffer prospectus. The shares are being offered and offers to buy the shares are being sought only in jurisdictions in which offers and sales are permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus, regardless of the time of delivery of this reoffer prospectus or of any sale of the shares.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" into this reoffer prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this reoffer prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this reoffer prospectus, the subsequent information will also become part of this reoffer prospectus and will supersede the earlier information.

     We are incorporating by reference the following documents that we have filed with the SEC:

  The Annual Report on Form 20-F for the fiscal year ended July 31, 2010 as filed by the Company with the SEC on November 26, 2010;

  The Report on Form 6-K as filed by the Company with the Commission on December 20, 2010; and

  The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, filed under Section 12 of the Exchange Act and any amendment or report filed for the purposes of updating such description.

     We are also incorporating by reference into this reoffer prospectus all of our future filings with the SEC on Form 20-F and on Form 6-K (to the extent such Form 6-K states that it is being incorporated by reference into this reoffer prospectus) under the Securities Exchange Act of 1934 until this offering has been completed.

     You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by contacting us at:

Mr. Tony J. Giuliano
215 Redfern Avenue, Suite 410
Westmount, Quebec, Canada H3Z 3L5
(514) 939-3477865

SAND TECHNOLOGY INC.

4,000,000 Class A Common Shares
Reoffer Prospectus

December 23, 2010

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The registrant, Sand Technology Inc. (the “Company”), hereby incorporates by reference into this Registration Statement the documents listed in (a) through (c) below. The Company also incorporates by reference into this Registration Statement, from the date of filing of such documents, all documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold:

(1)      The Company’s Annual Report on Form 20-F for the fiscal year ended July 31, 2010;

(2)      The Company’s Report on Form 6-K filed on December 20, 2010; and

(3)      The description of the Company’s Class A Common Shares contained in the Company’s Registration Statement on Form 8-A filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the "CBCA") and our By-Laws, we are permitted to indemnify our directors and officers, former directors or officers or a person who acts or acted at our request as a director or officer of another company, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment if (1) such director or officer acted honestly and in good faith with a view to the best interests of Sand and (2) in the case of a criminal or administrative action, the director or officer had reasonable grounds for believing that his or her conduct was lawful.

The right to indemnification is more limited, however, in the event directors and officers are sued by Sand or on its behalf by a shareholder of Sand. In those cases, Sand may, with the approval of a court, indemnify a director or officer against all costs, charges and expenses but not the amount of the judgment or settlement of an action, provided that such director or officer fulfils the conditions of (1) and (2) above. A director or officer must be indemnified for costs, charges and expenses if such director or officer is substantially successful on the merits in his or her defense and fulfils the conditions of (1) and (2) above.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers and persons controlling Sand, Sand understands that, in the opinion of the Commission, such indemnification is against public policy as expressed in the said Act and is, therefore, unenforceable.

Sand maintains directors' and officers' liability insurance with an aggregate policy coverage of US$5,000,000 in each policy year, subject to a corporate reimbursement deductible of US$[•] per loss except for losses resulting from securities legislation when the deductible is US$[•] for indemnifiable claims for wrongful acts by insured persons. In addition, Sand has entered into indemnification agreements with its directors and executive officers under which Sand is required, among other things, to indemnify such directors and executive officers against certain liabilities and associated expenses arising from their service with Sand and to reimburse certain related and other expenses substantially as permitted by the CBCA.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are hereby filed as part of this Registration Statement:

Exhibit	Description
No.

5.1	Opinion of Fasken Martineau DuMoulin LLP as to the legality of the securities being registered

23.1	Consent of Raymond Chabot Grant Thornton LLP

23.2	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page to this Registration Statement on Form S-8)

99.1	Sand Technology Inc. 2010 Stock Incentive Plan

Item 9. Undertakings.

The Company hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed 3with or furnished to the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished; provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934(and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada, on this 23rd day of December, 2010.

SAND TECHNOLOGY INC.

By: /s/Thomas M. O'Donnell
Thomas M. O'Donnell
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Thomas O'Donnell and Tony Giuliano, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Date	Capacity

/s/ Thomas M. O'Donnell	December 23, 2010	Principal Executive Officer
Thomas M. O'Donnell,		and Director
President, Chief Executive Officer and
Director

/s/ Tony J. Giuliano	December 23, 2010	Principal Financial Officer
Tony Giuliano,		and Principal Accounting
Vice-President, Finance and Administration and Chief Financial Officer and Corporate Secretary		Officer

Signature	Date	Capacity

/s/ Daniel Benn	December 23, 2010	Director
Daniel Benn

/s/ P. Wayne Musselman	December 23, 2010	Director
P. Wayne Musselman

/s/ Duncan Painter	December 23, 2010	Director
Duncan Painter

/s/ Michael Pesner	December 23, 2010	Director
Michael Pesner

/s/ Arthur G. Ritchie	December 23, 2010	Director and Chairman of the Board
Arthur G. Ritchie

/s/ George Wicker	December 23, 2010	Director
George Wicker

EXHIBIT INDEX

Exhibit	Description
No.

5.1	Opinion of Fasken Martineau DuMoulin LLP as to the legality of the securities being registered

23.1	Consent of Raymond Chabot Grant Thornton LLP

23.2	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page to this Registration Statement on Form S-8)

99.1	Sand Technology Inc. 2010 Stock Incentive Plan